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                                                                    EXHIBIT 10.4


             AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE AGREEMENT

        This Employment and Severance Agreement ("Agreement") is made and entered into at Irvine, California, as of the 4th day of March 1999, between autobytel.com inc., a corporation duly organized under the laws of the State of Delaware (the "Company"), with offices at 18872 MacArthur Blvd, Irvine, California, 92612-1400 and Michael J. Lowell (hereinafter referred to as "Lowell" or "Employee"), domiciled at 32942 Barque Way, Dana Point, California 92629.

                                    RECITALS

    WHEREAS: Employee and the Company entered into a Severance Agreement dated January 1, 1998 (the "Severance Agreement".)


    WHEREAS: Each of the Employee and the Company desire to terminate the Severance Agreement and agree that Employee shall hereafter be employed as the Senior Vice President, Development, subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

                                    ARTICLE 1

                               TERM OF EMPLOYMENT

        The Company hereby employs Lowell as Senior Vice President Development of the Company and Lowell hereby accepts such employment by the Company commencing from the date of this Agreement (the "Commencement Date").

                                    ARTICLE 2

                             DUTIES AND OBLIGATIONS

        2.1 During the Term of this Agreement, Lowell shall: (i) devote his entire time, attention and energies to the business of the Company; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall perform all functions and services as Senior Vice President Development of the Company; and (iv) shall act in accordance with the policies and directives of the Company as determined from time to time by its President and Chief Executive Officer.




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        2.2 Lowell covenants and agrees that he shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the President and Chief Executive Officer of the Company. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Company's Board of Directors. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit Lowell from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required hereunder.

                                    ARTICLE 3

                                  COMPENSATION

        3.1 As compensation for the services to be rendered by Lowell pursuant to this Agreement, the Company hereby agrees to pay Lowell a salary at the rate of One Hundred and forty Thousand Dollars ($140,000.00) per year, payable in twenty-six (26) equal bimonthly installments of Seven Thousand Three Hundred and Seven Dollars and Seventy Cents ($5,384.62), each at such times or on such dates that employees of the Company are regularly and customarily paid. In the event of termination of this Agreement pursuant to Article 6 hereof (other than a termination pursuant to Section 6.2), Lowell shall be entitled to receive only that portion of the yearly salary earned by Lowell up to the date of termination and applicable accrued vacation.

        3.2 The Company shall have the right to deduct or withhold from the compensation due to Lowell hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable during the Term.

                                    ARTICLE 4

                                EMPLOYEE BENEFITS

        4.1 The Company agrees that Lowell shall be entitled to all ordinary and customary perquisites afforded to employees of the Company, at the Company's sole expense (except to the extent employee contribution may be required under the Company's benefit plans as they may now or hereafter exist).

        4.2 Lowell shall be entitled to the greater of: (a) two (2) weeks of paid vacation for each year of his employment hereunder, or (b) the number of vacation days provided for under the Company's then-current vacation policy; provided, however, that any accrued but unused vacation time shall accumulate and carry over into


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successive years of employment with the Company, for a period not to exceed two
(2) successive years of employment hereunder.

        4.3 Lowell shall be entitled to one-half (1/2) day per month, or six (6) days per year, of paid sick leave for each year of his employment hereunder; provided, however, that any unused sick leave shall not accumulate and carry over into successive years of employment with the Company.


                                    ARTICLE 5

                                BUSINESS EXPENSES

        5.1 The Company shall promptly pay or reimburse Lowell for all reasonable and authorized business expenses incurred by Lowell during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market.

        5.2 The Company shall reimburse Lowell for the use of his personal vehicle for business-related mileage at the reimbursement rate approved by the United States Internal Revenue Service, as such rate may change from time to time. Notwithstanding the foregoing, the Company shall not reimburse Lowell for mileage traveled to the Company's office from Lowell's residence, or from the Company's office to Lowell's residence. Nothing contained in this Section 5.2 shall be construed as requiring the Company to reimburse Lowell for the cost of gasoline, maintenance, or other expense relating to his motor vehicle.

        5.3 As a condition to reimbursement, Lowell shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure as an income tax deduction. Lowell acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

                                    ARTICLE 6

                            TERMINATION OF EMPLOYMENT

        6.1 Termination for Cause. The Company may, during the Term, without notice to Lowell, terminate this Agreement and discharge Lowell for cause, whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay Lowell any amount due and owing pursuant to Articles 3, 4, and 5, prorated to the date of termination. As used herein, the





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term "for cause" shall refer to the termination of Lowell's employment as a result of any one or more of the following:

                6.1.1 Any conviction of Lowell for a felony or any crime involving moral turpitude, in which event Lowell agrees to resign from employment with the Company and to release the Company from all further obligations under this Agreement, except for those obligations set forth in
Article 6 herein above;

                6.1.2 Breach of his fiduciary duties to the Company for the purpose of and inuring to his own pecuniary benefit;

                6.1.3 Failure to consistently and competently discharge his duties under this Agreement or as assigned by the Company from time to time which failure continues for thirty (30) days following written notice from the Company detailing the Company's expectations of Lowell's performance and the area or areas in which such expectations have not been met.

        6.2 Termination Without Cause. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right, at any time in its sole and subjective discretion, to terminate this Agreement without cause upon prior written notice to Lowell in accordance with Section 6.4 herein below. The term "termination without cause" shall mean the termination of Lowell's employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean (i) the permanent or quasi-permanent assignment to duties grossly inappropriate for a senior vice president and (ii) the Company's decision to relocate Lowell from the Company's offices located at 18872 MacArthur Boulevard, Irvine, California, to 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California, without Lowell's consent.

        6.3 Severance Amount. In the event the Company shall exercise the termination right granted pursuant to Section 6.2 herein above, the Company shall, within Thirty (30) Days of notice of termination to Lowell, pay to Lowell, in a single lump-sum payment, the amount set forth below corresponding to the effective date of any such termination (the "Severance Amount"):

           i. If the effective date of termination occurs during January 1999, then the Severance Amount shall be two hundred and sixty four thousand one hundred and sixty seven dollars ($264,167.00) less any applicable Federal and State taxes;

           ii. If the effective date of termination occurs during February 1999, then the Severance Amount shall be two hundred and forty eight thousand, three hundred and thirty four dollars ($248,334.00) less any applicable Federal and State taxes;

           iii.If the effective date of termination occurs during March 1999, then the Severance Amount shall be two hundred and thirty two thousand, five hundred and one dollars ($232,501.00) less any applicable Federal and State taxes;


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           iv. If the effective date of termination occurs during April 1999, then the Severance Amount shall be two hundred and sixteen thousand, six hundred and sixty eight dollars ($216,668.00) less any applicable Federal and State taxes;

           v. If the effective date of termination occurs during May 1999, then the Severance Amount shall be two hundred thousand, eight hundred and thirty five dollars ($200,835.00) less any applicable Federal and State taxes;

           vi. If the effective date of termination occurs during June 1999, then the Severance Amount shall be one hundred and eighty five thousand and two dollars ($185, 002.00) less any applicable Federal and State taxes;

           vii.If the effective date of termination occurs during July 1999, then the Severance Amount shall be one hundred and sixty nine thousand, one hundred and sixty nine dollars ($169, 169.00) less any applicable Federal and State taxes;

         viii. If the effective date of termination August 1999, then the Severance Amount shall be one hundred and fifty three thousand, three hundred and thirty six dollars ($153,336.00) any applicable Federal and State taxes;

           ix. If the effective date of termination occurs during September 1999, then the Severance Amount shall be one hundred and thirty seven thousand, five hundred and three dollars ($137,503.00) less any applicable Federal and State taxes;

           x. If the effective date of termination occurs during October 1999, then the Severance Amount shall be one hundred and twenty one thousand, six hundred and seventy dollars ($121,670.00) less any applicable Federal and State taxes;

           xi. If the effective date of termination occurs during November 1999, then the Severance Amount shall be one hundred and five thousand, eight hundred and thirty seven dollars, ($105,837.00) less any applicable Federal and State taxes;

           xii.If the effective date of termination occurs during December
               1999, then the Severance Amount shall be ninety thousand and four dollars ($90,004.00) less any applicable Federal and State taxes;

         xiii. If the effective date of termination is after January 1, 2000 and prior to the end of the Term of this Agreement, the Severance Amount shall be ninety thousand dollars ($90,000.00) less any applicable Federal and State taxes.

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        6.4 Notice of Termination. In the event that the Company elects to exercise its rights to terminate Lowell's employment without cause pursuant to
Section 6.2 of the Agreement, the Company shall provide notice of such termination as follows:

           i. Should termination occur prior to May 1, 1999, the Company shall provide one hundred and eighty (180) days written notice.

           ii. Should termination occur between May 1, 1999, and July 1, 1999, the Company shall provide ninety (90) days written notice.

           iii.Should termination occur between July 1, 1999 and September 30, 1999, the Company shall provide sixty (60) days written notice.

           iv. Should termination occur on October 1, 1999 or thereafter for the remainder of the Term of this Agreement, the Company shall provide thirty (30) days written notice.

        6.5 Death or Disability. Anything in this Agreement to the contrary notwithstanding, upon the death or disability of Lowell, the Company shall pay to Lowell or his successors, heirs, designees, or assigns, the amount that would have been due and owing to Lowell for the remainder of the Term.

                                    ARTICLE 7

                              RESTRICTIVE COVENANTS

        7.1 During the Term and following termination of this Agreement, Lowell agrees that, without the Company's prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, other than in the course of his employment hereunder acting for and on behalf of the Company, any information concerning: (a) the business operations or internal structure of the Company; (b) the customers of the Company; (c) the financial condition of the Company; and (d) other confidential information pertaining to the Company, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventor lists, or the existence or nature of any of the Company's agreements; provided, however, that Lowell shall be entitled to disclose such information: (a) to the extent the same shall have otherwise become publicly available (unless made publicly available by Lowell); or (b) during the course of or in connection with any litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement.


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        7.2 Employee acknowledges that a breach or violation of the covenants contained in Section 7.1 above will cause severe and irreparable harm to the Company and that recovery of monetary damages by the Company may not constitute an adequate remedy. Accordingly, in the event of any breach or violation of such covenants by Employee, the Company reserves the right to specifically enforce
Section 7.1 of this Agreement, or at its election, to seek an injunction enjoining any such acts, without requirement of bond or showing of actual damages, provided that nothing contained herein shall limit or restrict any other rights or remedies that the Company may have at law or in equity. Each of the rights and remedies of the Company enumerated in this Section shall be independent of the other, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                                    ARTICLE 8

                               GENERAL PROVISIONS

        8.1 This Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of Lowell by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein and that the Severance Agreement between Employee and the Company dated January 1, 1998 is terminated and of no further force or effect.

        8.2 No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition.

        8.3 No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

        8.4 The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

        8.5 Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex or cable, or sent prepaid by registered or certified mail with return receipt requested and shall be deemed given (i) if personally served, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex or cable, when sent, or (iii) if given by mail, four (4) business days following deposit in the United States mail. Any notice given by telegram, telex or cable shall be confirmed in writing within forty-eight (48) hours after being sent. Such notices





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shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.

               If to the Company:           auytobytel.com inc.
                                            18872 MacArthur Boulevard
                                            Irvine, California 92612-1400
                                            Attn: Chief Executive Officer

               If to Employee:              Michael J. Lowell
                                            32942 Barque Way
                                            Dana Point, CA 92629

        8.6 Dispute Resolution, Forum. ANY DISPUTE OR CLAIM ARISING HEREUNDER SHALL BE SUBMITTED TO BINDING ARBITRATION, and conducted in accordance with the National Rules for the Resolution of Employment Disputes as published by the American Arbitration Association, ("AAA"). The parties hereunder further agree:
(i) Any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; (ii) the arbitrator or arbitrators appointed must be former or retired judges or attorneys at law with at least ten (10) years experience in the area employment law; (iii) all proceedings involving the parties shall be reported by a certified shorthand reporter and written transcripts of any such proceedings shall be prepared and made available to the parties (iv) the arbitrator or arbitrators decision must be made within ninety (90) days from the date the arbitration proceedings are initiated; (v) the prevailing parties shall be awarded reasonable attorney's fees, expert and non-expert witness costs, and expenses and other costs incurred in connection with the arbitration, unless the arbitrator or arbitrators, for good cause, determine otherwise, (vii) costs and fees of the arbitrator or arbitrators shall be borne by the non-prevailing party, unless the arbitrator or arbitrators determine otherwise, (viii) the award or decision of the arbitrator or arbitrators, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. The parties agree that in connection with any such arbitration, that the General Principles of Evidence, as enacted or hereafter amended, beginning at Section 1856 and continuing to Section 1866, of the California Code of Civil Procedure; and all provisions of the Civil Discovery Act, as enacted or hereafter amended, beginning at Section 2016, et seq., of the California Code of Civil Procedure shall apply.

        8.7 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

        8.8 This Agreement shall be construed and enforced in accordance with the laws of the State of California.

        8.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.




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        8.10 The provisions of this Agreement are agreed to be severable, and if any provision or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

        8.11 As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

        8.12 Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and consummation of this Agreement, including all fees and expenses of its or their respective counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            COMPANY

                                            AUTOBYTEL.COM INC.



                                            By: /s/ MARK W. LORIMER
                                                --------------------------------
                                                Mark W. Lorimer
                                                President
                                                Chief Executive Officer


                                            EMPLOYEE

                                            /s/ MICHAEL J. LOWELL
                                            -----------------------------------
                                            Michael J. Lowell


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